Building Lease Agreement

by and between

Lessor: Alpha Electronics Corporation

and

Lessee: Vishay Japan Co., Ltd.

Summary of Lease (Building Lease Agreement)

(1)		Lessor		Alpha Electronics K.K.
(2)		Lessee		Vishay Japan Co., Ltd.
(3)	Building	Name		VJQC
		Location		238-1 Itaizawa, Nakatashiro, Yurihonjo-city, Akita
		Structure and Size		One floor of light steel prefabrication structure
		Total area of the building		148 square meters
(4)		Purpose		Products inspection center
(5)			Rent	Consumption	Sub total
tax
		Monthly Rent	295,000 yen	14,750 yen	309,750 yen
		Security Deposit (12 months worth of monthly rent)		3,540,000 yen
		Starting day of rent		April 1st, 2010
(6)		Term of lease		5 years from the delivery date
(7)		Special provisions		5 parking lots within Akita Facility (see Article 8 below) Use of cafeteria of Akita Facility (see Article 8 below)

Building Lease Agreement

This Building Lease Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and between Alpha Electronics Corp. (hereinafter referred to as the “Lessor”) and Vishay Japan Co., Ltd. (hereinafter referred to as the “Lessee”) relating to the Building that is to be leased by the Lessor to the Lessee and that is the subject of the lease set forth in Column (3) of Summary of Lease (marked with shaded area of the drawing set forth in Exhibit 1) (hereinafter referred to as the “Building”) in the Akita Facility of the Lessee (“Akita Facility”), as follows.

Article 1 (Lease of Building)
In accordance with the provisions of this Agreement, the Lessor shall lease the Building to the Lessee, and the Lessee shall lease the Building from the Lessor.

Article 2 (Purpose)

The Lessee shall use the Building only for the purpose specified in Column (4) of Summary of Lease, and it may not use the Building for any other purposes unless the Lessee obtains prior written approval from the Lessor.

Article 3 (Term of Lease)
1.	The term of lease shall be as set forth in Column (6) of Summary of Lease and shall be automatically renewed on 5 year basis unless otherwise notified in writing by either party at least 6 months prior to the original or any extended term of the lease.
2.	Notwithstanding paragraph 1 above, the Lessee may terminate the lease at any time by giving 6 months prior written notice.

Article 4 (Rent)

In consideration for the lease, use of the 5 parking lots as set forth in Column (5) of Summary of Lease and the availability of the cafeteria in Akita Facility for employees of the Lessee and other valuable considerations, the Lessee agrees to pay the rent as set forth in Column (5) of Summary of Lease, and the payment of the monthly rent shall be made in advance before the end of each month immediately preceding the relevant month (when the payment day falls on a bank holiday, then on the previous business day) by means of bank transfer to the bank account designated by the Lessor. Such bank transfer fees shall be borne by the Lessee.

Article 5 (Division of Expenses to Be Borne)

1.	The Lessor shall be responsible for expenses as listed below:
	(1)	Duties and taxes imposed on the Building and the premises including, but not limited to, the fixed assets tax and the city planning tax (excluding, however, those to be charged on facilities or fixtures, etc that the Lessee adds to the Building and the premises.);
	(2)	Water charges;
	(3)	Costs and expenses relevant to repairing works required to maintain and manage the Building itself and attached facilities (excluding, however, costs and expenses relevant to repairs and maintenance, replacement or renewal of fixtures set forth in Article 11);
	(4)	Any and all costs and expenses other than those to be borne by the Lessee as set forth in the following Paragraph 2;
2.	The Lessee shall be responsible for expenses as listed below:
	(1)	Electricity charges, and for this purpose the Lessee shall install a separate meter for electricity;
	(2)	Costs and expenses relevant to the repairs and maintenance, replacement or renewal of fixtures set forth in Article 11;
	(3)	Costs and expenses that are determined to be borne by the Lessee through mutual negotiations between the Lessor and the Lessee; and
	(4)	Any and all consumption tax and local consumption tax relevant to those set forth above.

Article 6 (Security Deposit)
1.	The Lessee shall furnish the Lessor with a security deposit in the amount set forth in Column (5) of Summary of Lease as the initial security deposit prior to the first day of the term of the lease by means of bank transfer to the Bank Account designated by the Lessor.
2.	The handling of the security deposit set forth in the preceding Paragraph shall be as follows:
	(1)	The security deposit does not accrue interest.
	(2)	During the term of the lease, the Lessee may not demand to set off its payment obligations of the rent, or any other liabilities to the Lessor against the security deposit.
	(3)	In the event of default or liabilities of the Lessee concerning obligations set forth in this Agreement, including, but not limited to, delayed payment of the rent, the Lessor may, at any time, after notifying the Lessee thereof, appropriate a part or the whole of the security deposit for such.
	(4)	In accordance with the Item (3) above, if the Lessor appropriates the security deposit for the liabilities of the Lessee, the Lessee shall make the security deposit whole by payment of the shortfall within five (5) business days after the receipt of notice of appropriation.
3.	Upon termination of this Agreement and after the completion of surrender of the Building by the Lessee pursuant to the provisions of Article 15, the Lessor shall immediately repay the balance of the security deposit after appropriating such to fill unpaid rent, restoration expenses, and any and all liabilities that the Lessee is responsible for and owing to the Lessor under this Agreement up to the completion of surrender.

Article 7 (Care of Good Manager)
The Lessee shall use the Building with the due care of a good manager.

Article 8 (Cafeteria and Parking Lots)
During the term of the lease the Lessor shall furnish the following services:
	(1)	Use of and access to the cafeteria in the Akita Facility by the employees of the Lessee, and, with a prior notice and approval, visitors and other persons concerned ; and
	(2)	use of 5 parking lots in the Akita Facility for the employees of the Lessee, and, with a prior notice and approval, temporary use of the parking space by visitors and other persons concerned.

Article 9 (Alternation of Original Conditions)
The Lessee shall obtain prior written approval of the Lessor to do the following:
	(1)	Creation, addition, removal, improvement or redecoration, etc. of partitions, fittings or other fixtures and facilities;
	(2)	New construction, addition or improvement of electrical facilities, plumbing and sanitary facilities, air-conditioning, gas, telephone and cable broadcasting system, etc.;
	(3)	Display or representation of trade names, trade marks and other marks on entrance doors, outer walls, windows, etc.;
	(4)	Installation of money safe, and delivery and installation of other heavy items;
	(5)	Replacement of the key of an entrance door; and

Article 10 (Cleaning, Etc.)
1.	Cleaning services relevant to the Building shall be made by the Lessee at Lessee’s expenses.
2.	General waste and industrial waste resulting from occupancy of the Building shall be disposed of by the Lessee at its expenses and in its responsibility.

Article 11 (Repairs)
1.	If a repair is or seemingly will be required because of damages or malfunction regarding the Building and the furniture and fixtures, and facilities owned by or under management of the Lessor, the Lessee shall notify the Lessor of the same promptly. Repairs that the Lessor acknowledges necessary upon the receipt of the notice from the Lessee shall be carried out by the Lessor at the Lessor’s expenses.
2.	Notwithstanding the Paragraph 1 above, the Lessee is responsible for and makes the repairs of the Building listed below at its expenses, regardless of the amount and the Lessor shall not bear any responsibility for any such repairs, monetary or not.
	(1)	Repairs relevant to fittings, lightning appliances, etc. under the ownership of the Lessee in the Building;
	(2)	Small repairs or normal wear and tear of walls, ceilings, floors, etc. in the Building;
	(3)	Repairs of damages attributable to the Lessee;
	(4)	Repairs regarding fixtures, work pieces or facilities under the ownership of the Lessee;
3.	The Lessee shall cooperate with the Lessor in repairs, improvements or betterment (including maintenance accompanied by stoppage of power or water supply; hereinafter the same) of the Building, its facilities, or other maintenance works, etc. carried out by the Lessor.

Article 12 (Expenses on Assets under the Ownership of the Lessee)
The Lessee shall be responsible for duties and taxes imposed on fixtures, facilities and other assets that the Lessee owns in the Building (regardless of the title or name).

Article 13 (Obligation to Compensate for Damages)
1.	If the Lessor or any other third party suffers damage or expense (including those suffered as a result of a claim from a third party) in connection with this Agreement due to willful misconduct or negligence of the Lessee or its agent, employee, subcontractor, visitor or other person concerned, the Lessee shall immediately notify the Lessor thereof and with respect to the matters attributable to the Lessee or its agent, employee, subcontractor, visitor or other party concerned, immediately compensate for any such damage or expense by restoring the Building to its original status or by other method at its own cost in accordance with the Lessor’s instructions.
2.	If the Lessee or the Lessor fails to pay the amount payable to the other party under this Agreement or agreements incidental to this Agreement by the date designated under this Agreement or such agreements, such defaulting party shall pay to the other the default interest at an annual rate of 14.5% until the same is paid in full (calculated on a per diem basis of 365 days per year; any fraction smaller than one (1) yen shall be rounded down). Provided, however, that neither party shall be automatically excused from the termination of this Agreement by the other party even if such default interest is paid.

Article 14 (Termination of this Agreement)
1.	If either party commits a material breach with respect to its obligation to the other party set forth in this Agreement (including but not limited to a failure to pay the rent) and does not rectify such breach or failure within thirty (30) days (or seven (7) days in the case of monetary obligation) after receiving the written notice from the other party requiring such breach to be remedied, the other party may terminate this Agreement upon written notice to the defaulting party.
2.	The Lessor may immediately terminate this Agreement without the requirement of any proceedings such as a notice to the Lessee in the event of any of the following acts or facts in respect of the Lessee.
	(1)	When failing to pay the rent or other obligations for two (2) months or longer or delaying the payment several times;
	(2)	When being subject to provisional attachment (kari sashiosae), provisional disposition (kari shobun), compulsory execution (kyosei shikko), disposition for failure to pay tax (taino shobun), disposition for the suspension of business at a bank (ginko torhiki teishi shobun) or similar action;
	(3)	When a resolution of dissolution is passed, or a petition for the commencement of bankruptcy (hasan) proceedings, civil rehabilitation (minji saisei) proceedings, corporate reorganization (kaisha kosei) proceedings, special liquidation (tokubetsu seisan) proceedings or any other similar proceeding is filed;
	(4)	If there is a fact that causes the social credit to be significantly lost or act that is contrary to public order and good morals.

Article 15 (Obligation to Surrender)
1.	If this Agreement is terminated in accordance with Articles 14 or for any other reason, the Lessee shall (1) remove at the Lessee’s cost the fixtures, works or facilities installed in or added to the Building or changed by the Lessee and furnishings held or used by the Lessee, (2) remove the properties installed or added by the Lessor at the request of the Lessee and deliver them at the Lessee’s cost, and (3) surrender and return the Building to the Lessor after restoring the Building to its original status by repairing at the Lessee’s cost any breakage or breakdown or wear or tear (excluding normal wear and tear) caused due to special use by the Lessee with respect to the Building, fixtures or facilities.
2.	If the Lessee fails to restore the Building to its original status in accordance with Articles 15.1, the Lessor or a person designated by the Lessor shall remove the fixtures, facilities and furnishings and repair any breakage or breakdown or wear or tear caused due to special use by the Lessee with respect to the Building, fixtures or facilities and the Lessor may request that the Lessee pay the cost thereof.
3.	If the Lessee does not remove its properties in the Building even after this Agreement is terminated and the Building is surrendered by the Lessee, the Lessor may, at its discretion, dispose of such properties considering that the Lessee has assigned such properties to the Lessor for free. In such case, the Lessor may request that the Lessee pay the cost for removing such properties. If such properties were owned by a third party, the Lessee shall indemnify the Lessor for damages claimed by such third party and any other expenses borne by the Lessor so long as the Lessor is in good faith and without negligence.
4.	Upon the surrender of the Building, the Lessee shall not make any claims against the Lessor regardless of the reasons or nature of such claims, including any claim for the reimbursement of the necessary expenses or useful expenses incurred by the Lessee in connection with the Building, compensation for moving or removal, or key money. In addition, the Lessee shall not request that the Lessor purchase fixtures and facilities installed in the Building at the Lessee’s cost.

Article 16 (Damages Incurred until Completion of Surrender)

If the Lessee fails to surrender the Building upon termination of this Agreement, the Lessee shall pay to the Lessor damages equivalent to twice the amount of the rent for the period from the day following the date of termination of this Agreement to the date of completion of the surrender.

Article 17 (Entry)
1.	Unless otherwise required by law or ordinance, the Lessor shall not enter into the Building without prior written consent of the Lessee; provided, however, that the Lessee shall not unreasonably withhold such approval in case where, in the reasonable judgment of the Lessor, there exists any dangerous condition causing damage or injury to the Building or neighbors or neighboring Building. If any damage occurs due to rejection by the Lessee of such approval, the Lessee shall indemnify from and hold the Lessor and any third party harmless against any damage suffered thereby.
2.	If the Lessor or a person designated by the Lessor enters the Building in accordance with Article 17.1, the entering party shall keep any trade secret of the Lessee obtained upon the entry in confidence not only during the term of this Agreement but also after the termination of this Agreement and shall not divulge it to a third party.

Article 18 (Exemption of Liability)

The Lessor shall not be liable for any damage incurred by the Lessee due to cause, such as force majeure, fire, theft, riot, or damage or operation of the Building, equipment for electricity, water or air conditioning, or other equipment, unless the Lessor fails to act with the due care of a good manager or commits willful misconduct or gross negligence.

Article 19 (Confidentiality)

Neither the Lessor nor the Lessee shall disclose the information about the parties concerned obtained under or in connection with this Agreement to a third party unless the disclosure is necessary under the Applicable Laws or upon request from the governmental authorities or otherwise agreed between the parties, or shall use it for any other purpose than the purpose of this Agreement.

Article 20 (Amendment to this Agreement)
The provisions of this Agreement may be amended or modified only with the written consent of both parties.

Article 21 (Jurisdiction)
The Lessor and the Lessee agree that any dispute arising in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Article 22 (Good Faith Consultation)

Any doubts in relation to the interpretation or application of the provisions of this Agreement or any matters not provided for in this Agreement shall be resolved upon consultation in good faith between the Lessor and the Lessee in accordance with the related laws and ordinances and customs.

Article 22 (Negotiation for the Purchase of the Building)

The Lessor hereby grants to the Lessee the first refusal right (the “Option”) to buy the Building and the underlying land (the “Real Building”) exercisable during the term of the lease, subject to the terms and conditions mentioned below:

(a) The Lessor and the Lessee shall determine the size of the underlying land and identify the boundaries of parcel of such land;
(b) The price for the Real Building shall be the average market price appraised by two real Building appraisers practicing in Akita, each one of them appointed by the Lessor and the Lessee, respectively;
(c) The Lessor and the Lessee shall negotiate in good faith the terms and conditions of the Service Agreement for the use by the Lessee of the cafeteria and the parking lots in the Akita Facility.
(d) If the Lessee and the Lessor agree to the matters mentioned in (a) to (c) above, the terms and conditions of such sale and purchase shall be those as may be generally used in the sale and purchase agreements for real properties for factory use in Akita; Provided, however, that the Lessee may designate a third party nominated by the Lessee as the buyer from among Migdal Company.

IN WITNESS WHEREOF, the parties caused this Agreement to be signed and sealed in duplicate, and each party shall retain one copy.

Date: April 1, 2010

Lessor:	/s/ Akio Ogasawara
Name:	Akio Ogasawara
Title:	Representative Director, Alpha Electronics Corp.

Lessee:	/s/ Masaharu Ozawa
Name:	Masaharu Ozawa
Title:	Representative Director, Vishay Japan Co., Ltd.

Exhibit 1

Drawing of the Leased Space

[Map of the Akita Facility identifying
the Building that is the subject of the Lease
Agreement.]